Exhibit 99.1

CTC MEDIA ANNOUNCES FINANCIAL RESULTS FOR

THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2015

Moscow, Russia — August 7, 2015 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the second quarter and six months ended June 30, 2015.

H1 2015 FINANCIAL HIGHLIGHTS

•                  Third-party reports have estimated that the total Russian TV advertising market was down by 21%  in ruble terms in the first half of 2015

•                  Total CTC Media revenues of  $171.4 million ( RUR 9.8 billion), down year-on-year by 54% in USD terms and 25% in ruble terms, reflecting the contraction of the overall Russian television advertising market

•                  Advertising revenues of $167.3 million (RUR 9.5 billion), down year-on-year by 54% in USD terms and 26% in ruble terms

•                  Significant cost cutting measures implemented in light of the current market environment:

•                  Programming expenses down 45% in USD terms  and 11% in ruble terms year-on-year to $90 million(RUR 5.1 billion)

•                  Total operating expenses down 44% in USD terms and 8% in ruble terms year-on-year to $160 million (RUR 9.1 billion)

•                  OIBDA(1) of $19.0 million (RUR 1.1 billion) with OIBDA margin(2) of 11.1%, despite the decline in the overall TV ad market and challenging macroeconomic environment

•                  Net cash position of $103.0 million at the end of the period

•                  Fully diluted earnings per share of $0.03 (Q2 2014: $0.17)

Q2 2015 FINANCIAL HIGHLIGHTS

•                  Third-party reports have estimated that the total Russian TV advertising market was down by 21% in ruble terms in the second quarter of 2015

•                  Total revenues up 17% quarter-on-quarter in USD terms and down 1% in ruble terms; total revenues down 50% year-on-year in USD terms and 25% in ruble terms, at $92.3 million (RUR 4.8 billion)

•                  Advertising revenues up 16% quarter-on-quarter in USD terms and down 2% in ruble terms; advertising revenues down 51% year-on-year in USD terms and 26% in ruble terms, at $89.9 million (RUR 4.7 billion)

•                  OIBDA(1)  of $10.6 million (RUR 0.6 billion), with OIBDA margin(2) of 11.5%

(1)  (2) OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

CORPORATE UPDATE AND OUTLOOK

•                  In the context of amendments to the Russian Mass Media Law that will impose further restrictions on non-Russian ownership of television broadcasters, the Company announced the receipt of a non-binding offer from UTH to acquire 75% of the Company’s operating businesses for $200 million in cash, the formation of Special Committee of the Board to consider the offer, and the Board’s intention to return value to the Company’s non-sanctioned stockholders if a transaction is successfully concluded

•                  The Board has decided not to declare a dividend in the third quarter to preserve the financial and strategic flexibility of the Company in the current market, operational and corporate circumstances

•                  In light of the continued limited visibility for 2015, the Company is not providing full year guidance at this time

•                  Third-party reports have estimated that total Russian TV advertising spending may decline by 15-17% in the second half of 2015 and by 19-20% in ruble terms for the full year 2015

Yuliana Slashcheva, Chief Executive Officer of CTC Media: “The first half of 2015 has been a challenging period for CTC Media as a result of regulatory, macroeconomic and commercial developments. We are continuing to work towards an appropriate response to new restrictions on foreign ownership of television in Russia that will become effective in 2016, and as previously announced our Board of Directors and its Special Committee are currently considering a non-binding offer we have received from UTH for the acquisition of a controlling interest in our operating business.

Meanwhile, our management team continues to focus on the business.  In the second quarter, CTC Media remained profitable thanks to the strict cost control measures that we have imposed. Programming expenses decreased by 18% in rubles and 45% in U.S. dollars compared with the prior year. Overall, CTC Media’s expenses declined by 12% in rubles and 41% in U.S. dollars compared to the second quarter of 2014. Results as reported in USD were materially affected by the significant decline in the value of the ruble in the reporting period.

Thanks to the effectiveness of Everest, our in-house advertising sales agency, we maximized sales on CTC Media’s channels, with a sell-out rate of about 95% in the second quarter, despite the decline in the overall market. At the same time we managed to keep our power ratio at last year’s high level. All our smaller channels outperformed the market thanks to the excellent performance of the teams. In the second quarter, we presented the new season of CTC to advertisers, and we aim to effectively monetize our programming grid in the third and fourth quarters of 2015. At this time all sponsorships have been sold for all of CTC channel’s new programs.

Also, we are pleased that the Company, uniquely among our largest competitors, we believe, has remained profitable despite the significant market challenges we continue to face. In the second quarter, our OIBDA margin remained in the double digits at 11.5%. This is a slight increase from the first quarter of 2015, when the OIBDA margin stood at 10.6%. The first and second quarters were extremely difficult for the Company’s operating business. However, there were signs of stabilization of the CTC channel audience share in the second quarter, and we saw improvement at the beginning of the third quarter.

In the second quarter, the CTC channel’s audience share declined quarter-on-quarter as was expected due to the decrease of program expenses in the first half of the year and transfer of the key premiers to the third and fourth quarters. The CTC audience share settled into the 7.3-7.7% range in its target audience aged 10 to 45. In July, when we started preparing for the new season by broadcasting the reruns of our popular series such as “Kukhnya” (Kitchen) and “Voroniny” the audience share rose to 8.1% and we expect it to go up further in Q3. The audience shares of the Domashny and Peretz channels also kept growing in July and reached 3.8% and 2.4%, respectively.

In September, we will begin a new season on CTC with a record line-up of 20 premieres, our highest season total to date. First, audience favorites such as “Molodezhka,” “Kukhnya,” “Voroniny” and “The Eighties” will continue. Results for previous quarters have shown that the season premieres of these series can generate an above-average share for the channel. Second, we will introduce promising new products, including “Londongrad,” “How I Became Russian,” “Top of the World” and “Mommies.” Finally, CTC will launch several shows aimed at strengthening its positions in the daytime and Sunday slots.

Our smaller channels also saw an increase in viewership in the second quarter, thanks to efficient management as well as our marketing and public relations efforts. The share of Domashny in its target audience increased in the second quarter from 3.3% in 2014 to 3.7% in 2015. At the same time, the share of younger women aged 25-50 among its viewers continued to increase. The success of the channel lies in efficient programming combined with the launch of a large number of programs produced specifically for the channel, as well as an extremely fast response to important social events and trends. Besides Domashny’s traditional shows and series aimed primarily at a female audience, the channel recently began broadcasting a new program called “Crisis Manager,” which is highly relevant in the current state of the economy and appeals to a much broader audience demographic. The program moderator gives practical advice to families on how to save money and manage their budgets. Documentaries dedicated to the hot topic of the day such as “Djuna” and “Zhanna,” as well as the new Turkish series “1001 Nights,” also gained higher audience shares than the channel’s average.

Peretz continues to make gradual changes in its programming concept that have had a positive impact on its audience share. The channel’s share stood at 2.2%, compared to 1.9% in the second quarter of 2014. In addition, we are pleased with a number of positive developments such as an increase of more than 10% in the average viewing time and a qualitative change in the audience. The channel also was able to reduce costs significantly.

CTC Love is still increasing its audience share. In the second quarter, the channel’s share in its target audience increased to 1.1% from 0.8% in the prior quarter. The channel has been very successful using content from the CTC library, which attracts a larger audience than foreign series. The channel has also introduced new programs. A casting call for the new program “One Day with MBand” drew more than 500 applicants per role. During an online chat with members of MBand to promote the program, more than 120,000 questions were received within an hour.

Our assets outside the Russian Federation remain a stable source of revenue. Channel 31 has secured the second place in the Kazakh market, despite increased competition from cable channels. The channel was able to maintain high margins by effectively procuring content. Our International channels’ operating revenue increased by 98% in ruble terms in the second quarter compared to the second quarter of last year, and by 116% in the first half of 2015, due to the effect of foreign exchange rates as well as expanding distribution.

Digital and transmedia revenue increased by 37% in ruble terms in the second quarter and by 23% in the first half of 2015. In June we launched advertising sales on web portals in Kazakhstan. To consolidate our leadership in digital and transmedia, we will unveil several breakthrough technological solutions as the new season starts on CTC.”

Operating Review

	Three Months				Three Months
(RUB in million, US$ in million	Ended June 30,				Ended June 30,
except per share data)	2014	2015	Change		2014	2015	Change
	Rubles				US Dollars

Total operating revenues	6,461.1	4,848.3	(25)%		$184.3	$92.3	(50)%
Including:
Advertising revenues	6,398.1	4,724.8	(26)%		182.5	89.9	(51)%
Total operating expenses	(5,103.3)	(4,506.6)	(12)%		(145.7)	(85.8)	(41)%
OIBDA(1)	1,596.5	556.1	(65)%		45.4	10.6	(77)%
OIBDA margin(2)	24.7%	11.5%	(13.2	)pp	24.7%	11.5%	(13.2	)pp
Net income attributable to CTC Media, Inc. stockholders	940.9	241.5	(74)%		26.7	4.7	(82)%
Fully diluted earnings per share	nm	nm			$0.17	$0.03

	Six Months				Six Months
(RUB in million, US$ in million	Ended June 30,				Ended June 30,
except per share data)	2014	2015	Change		2014	2015	Change
	Rubles				US Dollars

Total operating revenues	13,007.3	9,766.1	(25)%		$370.6	$171.4	(54)%
Including:
Advertising revenues	12,885.3	9,532.0	(26)%		367.1	167.3	(54)%
Total operating expenses	(9,936.7)	(9,122.2)	(8)%		(283.8)	(160.1)	(44)%
OIBDA(1)	3,582.4	1,077.8	(70)%		101.4	19.0	(81)%
OIBDA margin(2)	27.5%	11.0%	(16.5	)pp	27.4%	11.1%	(16.3	)pp
Net income attributable to CTC Media, Inc. stockholders	2,060.7	753.1	(63)%		57.9	13.1	(77)%
Fully diluted earnings per share	nm	nm			$0.37	$0.08

(1)  (2) OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

Share of Viewing

	Q2 2014		H1 2014		Q2 2015	H1 2015

CTC Channel (all 10-45)	10.2		10.5		7.4	7.9
Domashny Channel (females 25-59)	3.3		3.2		3.7	3.6
Peretz Channel (all 25-49)	1.9		2.1		2.2	2.0
Channel 31 (all 6-54)	13.7		12.6		12.5	13.8
CTC Love (all 11-34)	nm	*	nm	*	1.1	0.9

* CTC Love started to be measured by TNS Russia from September 2014

Our Russian channels’ target audience shares continued to be affected by overall audience fragmentation and increased competition in the period. All larger national free-to-air TV channels in Russia were negatively impacted by increased competition from smaller niche and non-free-to-air channel viewership in the “All 4+” category, which increased from 17.2% in 2013 to 18.4% in 2014 and 20.6% in the first half of 2015.

CTC channel’s average target audience share among 10 to 45 year-old viewers decreased year-on-year in the second quarter of 2015 from 10.2% to 7.4%. In the current market conditions, the channel’s high-quality premieres were shifted to the second half of 2015, when spending levels are expected to be appropriate for more effective monetization.

Domashny channel’s target audience share among 25-59 year-old female viewers increased year-on-year in the second quarter of 2015 from 3.3% to 3.7%, reflecting the qualitative structural changes in the programming grid following the channel’s restyling, and the success of content in daytime slots and weekends, partially offset by the effect of audience fragmentation. Domashny channel continues to grow its core female audience segment and enhance the commercial attractiveness of its demographic profile.

Peretz channel’s target audience share among 25 to 49 year-old viewers increased year-on-year in the second quarter of 2015 from 1.9% to 2.2%, reflecting structural changes in the programming schedule and the success of content in primetime and daytime slots. Peretz channel is currently in the process of repositioning, including changing its content strategy and transforming the channel to be more attractive to its target audience and advertisers.

Channel 31’s target audience share among 6 to 54 year-old viewers decreased year-on-year in the second quarter of 2015 from 13.7% to 12.5%, reflecting increased competition from Kazakh channels that broadcast mainly in the Kazakh language as well as increased audience fragmentation.

CTC Love, a new young entertainment channel in Russia with a core audience of ages 11-34, which we launched in April 2014 on cable and satellite networks and free-to-air in January 2015, has been part of the TNS ratings database since September 2014. The audience share of CTC Love among its all 11-34 target demographic was 1.1% in the second quarter of 2015. CTC Love technical penetration in 100+ cities is approximately 61.6%.

Revenues

Total operating revenues decreased by 25% in ruble terms in the second quarter of 2015. This was primarily driven by the estimated decrease of 21% in ruble terms year-on-year in the Russian television advertising market and a lower year-on-year target audience share of CTC channel, partially offset by higher target audience share of Domashny and Peretz channels, as well as increased revenues from Channel 31 and our other non-core businesses. In addition, our new channel CTC Love contributed approximately RUR 83 million to the group’s revenue in the second quarter of 2015. Revenues as reported in U.S. dollars were materially negatively affected by the depreciation of the ruble.

	Three Months Ended June 30,			Three Months Ended June 30,
(RUB in million, US$ in million)	2014	2015	Change	2014	2015	Change
	Rubles			Dollars

Operating revenues by segment:
CTC Channel	4,636.1	3,055.1	(34)%	132.2	58.2	(56)%
Domashny Channel	976.8	816.5	(16)%	27.9	15.6	(44)%
Peretz Channel	592.1	496.1	(16)%	16.9	9.4	(44)%
Channel 31*	862.1	937.0	9%	4.7	5.0	7%
All Other	90.6	215.7	138%	2.6	4.1	59%
Total operating revenues	6,461.1	4,848.3	(25)%	184.3	92.3	(50)%

*in Kazakh tenge

	Six Months Ended June 30,			Six Months Ended June 30,
(RUB in million, US$ in million)	2014	2015	Change	2014	2015	Change
	Rubles			Dollars

Operating revenues by segment:
CTC Channel	9,309.2	6,230.6	(33)%	265.1	109.2	(59)%
Domashny Channel	1,963.1	1,689.2	(14)%	56.0	29.6	(47)%
Peretz Channel	1,256.8	948.2	(25)%	35.9	16.7	(53)%
Channel 31*	1,521.0	1,609.6	6%	8.5	8.7	2%
All Other	178.3	408.6	129%	5.1	7.2	41%
Total operating revenues	13,007.0	9,766.0	(25)%	370.6	171.4	(54)%

*in Kazakh tenge

CTC channel’s revenues decreased by 34% and 33% in ruble terms when comparing the three- and six-month periods under review, largely reflecting 27% and 25% decreases in the channel’s target audience share, respectively, and the estimated decrease in the overall Russian television advertising market of 21% in ruble terms in the periods under review, partially offset by our ability to command favorable advertising prices for our target audience.

Domashny channel’s revenues decreased by 16% and 14% in ruble terms when comparing the three- and six-month periods under review, largely reflecting the estimated decrease in the overall Russian television advertising market of 21% in ruble terms in the periods under review and decreased sponsorship revenues, partially offset by 12% and 11% increases in the target audience share, respectively.

Peretz channel’s revenues decreased by 16% and 25% in ruble terms when comparing the three- and six-month periods under review, largely reflecting the estimated decrease in the overall Russian television advertising market of 21% in ruble terms in the periods under review, partially offset by a 14% increase in the target audience share in the second quarter, reflecting structural changes in the programming schedule and the success of content in primetime and daytime slot.

Channel 31’s revenues increased by 9% in Kazakh tenge terms in the second quarter of 2015 principally due to a 6% increase in the estimated overall television advertising market in Kazakhstan in Kazakh tenge terms and increased sponsorship, partially offset by a 9% decrease in target audience share. Channel 31’s revenues increased by 6% in Kazakh tenge terms when comparing the six-month periods under review, primarily reflecting an increase in the estimated overall television advertising market in Kazakhstan by 3% in Kazakh tenge terms and a 10% increase in target audience share that was the result of successful changes in the programming grid focusing on local-language programming and better performance of foreign content, partially offset by increased competition from smaller niche and non-free- to-air channels as the result of strengthening of the Kazakh law on local-language programming.

All other revenues in the second quarter of 2015 represent revenues of RUR 82.8 million from CTC Love, revenues of RUR 73.0 million from CTC-International and revenues of RUR 59.8 million from our digital media businesses.

Expenses

	Three Months			Three Months
(RUB in million, US$ in million	Ended June 30,			Ended June 30,
except per share data)	2014	2015	Change	2014	2015	Change
	Rubles			US Dollars

Operating expenses:
Direct operating expenses	(452.3)	(471.5)	4%	(13.0)	(9.0)	(31)%
Selling, general & administrative expenses	(1,366.3)	(1,332.9)	(2)%	(39.0)	(25.3)	(35)%
Programming expenses	(3,002.1)	(2,469.6)	(18)%	(85.6)	(47.1)	(45)%
Stock-based compensation expense	(43.8)	(18.3)	(58)%	(1.3)	(0.3)	(73)%
Depreciation & amortization	(238.8)	(214.4)	(10)%	(6.8)	(4.1)	(40)%
Total operating expenses	(5,103.3)	(4,506.6)	(12)%	(145.7)	(85.8)	(41)%

	Six Months			Six Months
(RUB in million, US$ in million	Ended June 30,			Ended June 30,
except per share data)	2014	2015	Change	2014	2015	Change
	Rubles			US Dollars

Operating expenses:
Direct operating expenses	(860.7)	(938.3)	9%	(24.6)	(16.5)	(33)%
Selling, general & administrative expenses	(2,826.0)	(2,578.2)	(9)%	(80.6)	(45.4)	(44)%
Programming expenses	(5,747.1)	(5,115.9)	(11)%	(164.2)	(89.7)	(45)%
Stock-based compensation expense	8.9	(55.9)	(730)%	0.3	(0.9)	(471)%
Depreciation & amortization	(511.8)	(433.8)	(15)%	(14.7)	(7.6)	(48)%
Total operating expenses	(9,936.7)	(9,122.2)	(8)%	(283.8)	(160.1)	(44)%

Our total operating expenses decreased by 12% and 8% in ruble terms when comparing the three-and six- month periods under review, primarily due to decreases in programming expenses.

Direct operating expenses increased by 4% and 9% in ruble terms when comparing the three- and six-month periods under review, largely reflecting increased payroll taxes starting from 2015 as the result of changes in Russian tax legislation, increased transmission costs for our new channel CTC Love launched in the second half of 2014 and annual increases in analog transmission costs.

Selling, general and administrative expenses were down 2% and 9% in ruble terms when comparing the three- and six-month periods under review, primarily due to decreases in compensation payable to Vi, reflecting decreased national advertising revenues at our Russian channels, partially offset by increased legal and consulting expenses in connection with our response to the amendment to the Russian Mass Media Law.

Programming expenses were down 18% and 11% in ruble terms when comparing the three- and six-month periods under review, reflecting a less expensive programming mix at our Russian channels to address current market conditions. We expect our programming expenses in ruble terms will be lower for the full year 2015 compared with the prior year.

Stock-based compensation expenses increased by $1.2 million, reflecting re-measurement of the equity-based cash incentive awards granted to employees under our 2009 Stock Incentive Plan at their fair value as of the reporting date done in Q1 2014.

CTC Media’s effective tax rate decreased from 31% to 29% and from 31% to 7% for the three and six months ended June 30, 2014 and 2015, respectively. Our effective income tax rate in the first half of 2015 was positively affected by a refund of income tax confirmed and reclaimed from Russian tax authorities based on our interpretation of certain positions taken in our historical income tax filings. Excluding this effect, our effective tax rate would have been 28% for the six months ended June 30, 2015.

Net income attributable to CTC Media, Inc. stockholders therefore was down 74% in ruble terms and 82%  in USD terms, to RUB 241.5 million ($4.7 million) in the second quarter (Q2 2014: RUB 940.9 million or $26.7 million), and fully diluted earnings per share decreased to $0.03 (Q2 2014: $0.17).

Cash Flow

The Company’s net cash flows from operating activities decreased by $54.6 million, totaling ($4.7) million for the first half of 2015 (1H 2014: $50.0 million), primarily reflecting the lower cash receipts from advertising sales, and, to a lesser extent, the effect of the depreciation of the Russian ruble against the US dollar, partially offset by lower spending on the acquisition of programming.

Net cash provided by investing activities totaled $52.7 million for the first half of 2015 (1H 2014: $20.7 million) and mainly represented net receipts from cash deposits of $54.0 million.

Net cash used in financing activities amounted to $29.6 million for the first half of 2015 (1H 2014: $58.5 million) and primarily reflected the payment of $20.4 million in cash dividends to the Company’s stockholders and $6.9 million increase in other non-current assets, which represent dividends payable to one of our stockholders that were blocked pursuant to US sanctions imposed on Bank Rossiya.

The Company’s cash and cash equivalents and short-term investments and loan balance amounted to $103.0 million as of June 30, 2015, compared to $139.4 million as of December 31, 2014.

Dividends

In light of current circumstances, the Board has decided not to declare a dividend to be paid in the third quarter of 2015. The Board believes that the interests of stockholders are best served by preserving the financial and strategic flexibility of the Company in the current market, operational and corporate circumstances.

Update on the Mass Media Law and Potential Asset Sale

As previously announced, an amendment to the Russian Mass Media Law adopted in October 2014 will generally limit the aggregate foreign (non-Russian) beneficial ownership or control, direct or indirect, of Russian mass media, including television broadcasters, to no more than 20%. No amendments to or waivers from the Mass Media Law have been approved to date and therefore all mass media, including CTC Media’s Russian broadcasting businesses, will be required to comply with these ownership and control limitations by January 1, 2016 (subject to a one-year grace period for offshore intermediate holding structures ultimately owned and controlled by Russian individuals or companies). The adoption of the Mass Media Law creates significant uncertainty for CTC Media and its stockholders.

The Board of Directors, its Special Committee and the Company’s management team are continuing to work with external legal, financial and tax advisors to evaluate and implement an appropriate response that achieves compliance with the new law while safeguarding the interest of all stockholders.

In the context of these legal developments in Russia, on July 6, 2015, the Company announced the receipt of a formal, non-binding offer from UTH, a privately held Russian commercial television broadcasting group, for the purchase of a 75% interest in the group’s Russian (and Kazakhstan) business operations. Although the Board of Directors has not approved a sale or divestment transaction at this time, the Board and its Special Committee of independent directors have each reviewed the UTH offer and believe that it is appropriate to seek to reach agreement on the final terms and definitive documentation in respect of the proposed transaction. The Special Committee has agreed to grant a period of exclusivity to UTH, during which the parties will seek to agree the definitive terms of the transaction. If ultimately recommended by the Special Committee and approved by the Board of Directors, the transaction would be submitted to the Company’s stockholders for approval.

Pursuant to the non-binding offer, UTH would acquire a 75% interest in CTC Media’s operating businesses, on a cash- and debt-free basis, for $200 million in cash. The Board and its Special Committee intend to return value to stockholders following any such transaction, and are continuing to evaluate the best means of doing so.

The discussions with UTH are at a relatively early stage and there can be no assurance that the Special Committee will be successful in agreeing definitive documentation with UTH, or that such transaction will ultimately close. Such transaction would be subject to customary closing conditions, including clearance from the Russian Federal Anti-monopoly Service. If a definitive agreement is reached and approved by our stockholders in respect of such transaction, this would have a material impact on our financial statements, including held-for-sale treatment of our operating assets and potentially additional material impairment charges.

If the Board and its Special Committee are not able to conclude a satisfactory transaction with UTH, or if the Company’s stockholders do not approve such transaction, the Company may not be able to consummate another sale transaction, or implement an alternative transaction, before the end of 2015, and may therefore not achieve compliance with the foreign ownership and control restrictions of the amended

Russian Mass Media Law by the stated deadline. Such failure would materially adversely affect the group’s business and the market value of the Company’s common stock.

2015 Outlook

The Company continues to have limited visibility regarding 2015 and therefore is not providing full-year revenue and profit outlook at this time. The Company will review this position on a regular basis moving forward in the context of prevailing market conditions.

Conference Call

The Company will host a conference call to discuss its second quarter and six months ended June 30, 2015 financial results today, Friday, August 7, 2015 at 8:00 a.m. EDT / 1:00 p.m. UK / 3:00 p.m. Moscow time. To access the conference call, please dial:

US/International:	+ 1 212 444 0412
UK/International:	+44 (0) 20 3427 1909
Russia:	+7 (8) 495 705 9450
Confirmation Code:	4915292

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

About CTC Media, Inc.

CTC Media is a leading Russian independent media company, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as CTC-Love in Russia and Channel 31 in Kazakhstan, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. Peretz is also available in Belarus and Kyrgyzstan. CTC Media also has a number of digital entertainment media assets: videomore.ru, domashniy.ru, ctc.ru, peretz.ru. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”.  For more information on CTC Media, please visit www.ctcmedia.ru.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

+7 495 981 0740
ir@ctcmedia.ru

Media Relations

+7 (495) 785 63 47 ext. 4352

+ 7 (985) 763 00 85

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among others, statements regarding the Company’s potential sale of a controlling interest in its operating companies to UTH; the impact of amendments to the Russian law “On Mass Media” and the Company’s potential actions in response to this change in law; developments in the macroeconomic environment, including the impact of international economic sanctions; changes in the value of the ruble; developments in the Company’s market; and the Company’s estimates for the development of the overall Russian TV advertising market and of its revenues, expenses and audience shares in 2015. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed or implied by forward-looking statements include, among others, risks associated with the Company’s ability to negotiate an acceptable transaction with UTH and the regulatory and other approvals required for such transaction; the impact of amendments to the Russian law “On Mass Media” and the success of the Company’s efforts to respond to this law; geopolitical events involving Russia and the other countries in which the Company operates, including any potential negative economic impact of such events; depreciation of the value of the Russian ruble compared to the US dollar; the effect of international economic sanctions; changes in the size of the Russian television advertising market compared with current estimates of anticipated market; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; the continued successful operation of the Company’s own internal sales house structure; and free-to-air television remaining a significant advertising forum in Russia. These and other risks are described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on March 5, 2015, and its quarterly report on Form 10-Q to be filed with the SEC on or about the date hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of US dollars, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2015	2014	2015
REVENUES:
Advertising	$182,495	$89,938	$367,058	$167,294
Sublicensing revenue and other revenues	1,817	2,341	3,501	4,123
Total operating revenues	184,312	92,279	370,559	171,417
EXPENSES:
Direct operating expenses (exclusive of programming expenses, shown below; exclusive of depreciation and amortization of $5,973 and $3,531 for the three months and $12,615 and $6,583 for the six months ended June 30, 2014 and 2015, respectively; and exclusive of stock-based compensation expense (benefit) of $373 and $80 for the three months and $(776) and $312 for the six months ended June 30, 2014 and 2015, respectively)	(12,959)	(8,946)	(24,612)	(16,464)
Selling, general and administrative (exclusive of depreciation and amortization of $847 and $543 for the three months and $2,037 and $1,025 for the six months ended June 30, 2014 and 2015, respectively; and exclusive of stock-based compensation expense of $879 and $261 for the three months and $521 and $634 for the six months ended June 30, 2014 and 2015, respectively)	(39,008)	(25,296)	(80,560)	(45,359)
Stock-based compensation (expense) benefit	(1,252)	(341)	255	(946)
Programming expenses	(85,653)	(47,119)	(164,231)	(89,697)
Depreciation and amortization	(6,820)	(4,074)	(14,652)	(7,608)
Total operating expenses	(145,692)	(85,776)	(283,800)	(160,074)
OPERATING INCOME	38,620	6,503	86,759	11,343
FOREIGN CURRENCY GAINS (LOSSES)	(1,335)	(748)	(4,705)	372
INTEREST INCOME	3,064	1,760	6,342	3,389
INTEREST EXPENSE	(128)	(102)	(264)	(182)
OTHER NON-OPERATING (LOSS) INCOME, net	466	(45)	(592)	(248)
EQUITY IN (LOSS) INCOME OF INVESTEE COMPANIES	270	(30)	(669)	(28)
Income before income tax	40,957	7,338	86,871	14,646
INCOME TAX EXPENSE	(13,003)	(2,140)	(27,182)	(1,028)
CONSOLIDATED NET INCOME	$27,954	$5,198	$59,689	$13,618
LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(1,293)	$(502)	$(1,812)	$(505)
NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$26,661	$4,696	$57,877	$13,113
Net income per share attributable to CTC Media, Inc. stockholders—basic	$0.17	$0.03	$0.37	$0.08
Net income per share attributable to CTC Media, Inc. stockholders—diluted	$0.17	$0.03	$0.37	$0.08
Weighted average common shares outstanding—basic	155,753,120	156,100,897	155,732,037	155,942,491
Weighted average common shares outstanding—diluted	156,068,790	156,130,447	155,942,893	155,995,307
Dividends declared per share	$0.17	$—	$0.35	$0.17

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31, 2014	June 30, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$37,836	$53,773
Short-term investments	103,800	50,699
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2014—$1,297; June 30, 2015—$2,159)	25,738	16,263
Taxes reclaimable	14,544	16,330
Prepayments	42,798	34,910
Programming rights, net	112,793	108,716
Deferred tax assets	20,307	21,802
Other current assets	262	1,641
TOTAL CURRENT ASSETS	358,078	304,134
PROPERTY AND EQUIPMENT, net	18,520	16,813
INTANGIBLE ASSETS, net:
Broadcasting licenses	28,366	25,174
Cable network connections	11,345	10,099
Trade names	3,510	3,562
Other intangible assets	2,762	2,863
Net intangible assets	45,983	41,698
GOODWILL	53,627	54,335
PROGRAMMING RIGHTS, net	72,446	87,796
INVESTMENTS IN AND ADVANCES TO INVESTEES	3,167	2,659
PREPAYMENTS	13,719	22,200
DEFERRED TAX ASSETS	8,526	9,369
OTHER NON-CURRENT ASSETS	34,987	43,168
TOTAL ASSETS	$609,053	$582,172
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank loans	2,192	1,469
Accounts payable	56,670	50,889
Accrued liabilities	17,044	11,956
Dividends blocked under sanctions	27,684	34,605
Taxes payable	15,632	4,623
Deferred revenue	6,652	3,611
Deferred tax liabilities	58,827	59,864
TOTAL CURRENT LIABILITIES	184,701	167,017
DEFERRED TAX LIABILITIES	6,910	5,683
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock ($0.01 par value; shares authorized 175,772,173; shares issued December 31, 2014 and June 30, 2015—158,210,719)	1,582	1,582
Additional paid-in capital	496,905	494,690
Retained earnings	385,643	370,583
Accumulated other comprehensive loss	(444,591)	(438,239)
Less: Common stock held in treasury, at cost (December 31, 2014—2,448,553; June 30, 2015—2,106,865 shares)	(29,115)	(25,052)
Non-controlling interest	7,018	5,908
TOTAL STOCKHOLDERS’ EQUITY	417,442	409,472
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$609,053	$582,172

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Six months ended June 30,
	2014	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$59,689	$13,618
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense (benefit)	3,631	(2,125)
Depreciation and amortization	14,652	7,608
Programming expenses	164,231	89,697
Stock based compensation (benefit) expense	(255)	946
Equity in loss of unconsolidated investees	669	28
Foreign currency losses (gains)	4,705	(372)
Changes in provision for tax contingencies	(803)	(2,730)
Changes in provision for doubtful accounts	—	813
Changes in operating assets and liabilities:
Trade accounts receivable	5,880	9,722
Prepayments	(690)	(1,695)
Other assets	(397)	218
Accounts payable and accrued liabilities	(4,026)	(48)
Deferred revenue	1,460	(3,360)
Other liabilities	(14,731)	(11,183)
Payments for multiplex	—	(1,195)
Acquisition of programming and sublicensing rights	(184,029)	(104,594)
Net cash provided by/(used in) operating activities	49,986	(4,652)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(2,183)	(1,965)
Proceeds from sale of property and equipment	—	704
Receipts from deposits, net	22,914	53,982
Net cash provided by investing activities	20,731	52,721
CASH FLOWS FROM FINANCING ACTIVITIES:
Settlement of loan	(531)	(743)
Increase in other non-current assets	(13,842)	(6,921)
Dividends paid to stockholders	(40,665)	(20,350)
Dividends paid to noncontrolling interest	(3,461)	(1,547)
Net cash used in financing activities	(58,499)	(29,561)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	499	(2,571)
Net increase in cash and cash equivalents	12,717	15,937
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	30,574	37,836
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$43,291	$53,773

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

	Three months ended June 30, 2014
	Operating revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA

CTC Channel	$132,233	$382	$131,876	$38,557	$(1,773)	$(62,002)	$40,330
Domashny Channel	27,871	25	27,810	5,324	(1,477)	(12,198)	6,801
Peretz Channel	16,902	2	16,861	(1,271)	(2,336)	(9,004)	1,065
31 Channel	4,723	46	4,449	516	(620)	(2,359)	1,136
All other	2,583	22	1,499	(4,506)	(614)	(90)	(3,892)
Business segment results	$184,312	$477	$182,495	$38,620	$(6,820)	$(85,653)	$45,440
Eliminations	—	(477)	—	—	—	—	—
Consolidated results	$184,312	$—	$182,495	$38,620	$(6,820)	$(85,653)	$45,440

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (CONTINUED)

(in thousands of US dollars)

	Three months ended June 30, 2015
	Operating revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA

CTC Channel	$58,156	$123	$57,980	$5,115	$(1,020)	$(33,686)	$6,135
Domashny Channel	15,546	31	15,338	1,542	(845)	(7,630)	2,387
Peretz Channel	9,439	8	9,405	1,445	(823)	(3,300)	2,268
31 Channel	5,041	—	4,558	832	(837)	(2,308)	1,669
All other	4,097	19	2,657	(2,431)	(549)	(195)	(1,882)
Business segment results	$92,279	$181	$89,938	$6,503	$(4,074)	$(47,119)	$10,577
Eliminations	—	(181)	—	—	—	—	—
Consolidated results	$92,279	$—	$89,938	$6,503	$(4,074)	$(47,119)	$10,577

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

	Six months ended June 30, 2014
	Operating revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA

CTC Channel	$265,117	$658	$264,505	$78,247	$(4,082)	$(120,168)	$82,329
Domashny Channel	55,951	54	55,649	11,845	(3,300)	(24,079)	15,145
Peretz Channel	35,858	4	35,671	2,354	(5,012)	(15,276)	7,366
31 Channel	8,535	46	8,122	488	(1,278)	(4,500)	1,766
All other	5,098	45	3,111	(6,175)	(980)	(208)	(5,195)
Business segment results	$370,559	$807	$367,058	$86,759	$(14,652)	$(164,231)	$101,411
Eliminations	—	(807)	—	—	—	—	—
Consolidated results	$370,559	$—	$367,058	$86,759	$(14,652)	$(164,231)	$101,411

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

	Six months ended June 30, 2015
	Operating revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA

CTC Channel	$109,234	$285	$108,846	$10,153	$(1,915)	$(64,820)	$12,068
Domashny Channel	29,587	58	29,339	4,341	(1,562)	(13,948)	5,903
Peretz Channel	16,713	9	16,640	2,226	(1,529)	(6,048)	3,755
31 Channel	8,680	—	8,053	166	(1,593)	(4,612)	1,759
All other	7,203	34	4,416	(5,543)	(1,009)	(269)	(4,534)
Business segment results	$171,417	$386	$167,294	$11,343	$(7,608)	$(89,697)	$18,951
Eliminations	—	(386)	—	—	—	—	—
Consolidated results	$171,417	$—	$167,294	$11,343	$(7,608)	$(89,697)	$18,951

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Three months ended
	June 30,
(US$ 000’s)	2014	2015

OIBDA	$45,440	$10,577
Depreciation and amortization	(6,820)	(4,074)
Operating income	$38,620	$6,503

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Six months ended
	June 30,
(US$ 000’s)	2014	2015

OIBDA	$101,411	$18,951
Depreciation and amortization	(14,652)	(7,608)
Operating income	$86,759	$11,343

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended
	June 30,
	2014	2015

OIBDA margin	24.7%	11.5%

Depreciation and amortization as a % of total operating revenues	(3.7)%	(4.4)%
Operating income margin	21.0%	7.1%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Six months ended
	June 30,
	2014	2015

OIBDA margin	27.4%	11.1%

Depreciation and amortization as a % of total operating revenues	(4.0)%	(4.5)%
Operating income margin	23.4%	6.6%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Three Months Ended June 30, 2014

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$40,330	$(1,773)	38,557
Domashny Channel	6,801	(1,477)	5,324
Peretz Channel	1,065	(2,336)	(1,271)
31 Channel	1,136	(620)	516
All other	(3,892)	(614)	(4,506)
Consolidated results	$45,440	$(6,820)	$38,620

Three Months Ended June 30, 2015

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$6,135	$(1,020)	$5,115
Domashny Channel	2,387	(845)	1,542
Peretz Channel	2,268	(823)	1,445
31 Channel	1,669	(837)	832
All other	(1,882)	(549)	(2,431)
Consolidated results	$10,577	$(4,074)	$6,503

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Six Months Ended June 30, 2014

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$82,329	$(4,082)	78,247
Domashny Channel	15,145	(3,300)	11,845
Peretz Channel	7,366	(5,012)	2,354
31 Channel	1,766	(1,278)	488
All other	(5,195)	(980)	(6,175)
Consolidated results	$101,411	$(14,652)	$86,759

Six Months Ended June 30, 2015

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$12,068	$(1,915)	$10,153
Domashny Channel	5,903	(1,562)	4,341
Peretz Channel	3,755	(1,529)	2,226
31 Channel	1,759	(1,593)	166
All other	(4,534)	(1,009)	(5,543)
Consolidated results	$18,951	$(7,608)	$11,343